EXHIBIT 14.3  CODE OF CONDUCT FOR VICE PRESIDENT, FINANCE

In my role as Vice President, Finance of First Choice Health Network,

I recognize that I hold an important and elevated role in corporate governance. I am uniquely capable and empowered to ensure that stakeholders' interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which I am expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the company, the public and other stakeholders.

I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, including in connection with disclosure included in reports and other documents filed with the Securities and Exchange Commission or in other public communications.

2. I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

3. I comply with laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4. I act in good faith, responsibly, with due care, competence, and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5. I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6. I share knowledge and maintain skills important and relevant to my constituents' needs.

7. I proactively promote ethical behavior as a responsible partner among peers in my work environment and community.

8. I achieve responsible use of and control over all assets and resources employed or entrusted to me.

9. I will report known or suspected violations of this Code to the Chairman of the Audit Committee.

10. I will be accountable for adhering to this Code. Violations of this Code, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.

/s/
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Stacy Kessel, Vice President, Finance